Exhibit 99

MEADWESTVACO                    News Release

MEADWESTVACO CORPORATION

One High Ridge Park

Stamford Connecticut 06905

Media contact:	Investor Relations contacts: contacts:
Robert G. Crockett	Mark F. Pomerleau	Kathleen Weiss
tel 203 461 7583	tel 203 461 7616	tel 203 461 7543

MeadWestvaco Reports Fourth Quarter Results

Net income of $36 million or 18 cents per share,

Excluding unusual charges and timberland gains income was 13 cents per share,

Synergy goal raised to $360 million for 2003

STAMFORD, CONN., January 29, 2003 - MeadWestvaco Corporation (NYSE: MWV) today reported net income, in accordance with generally accepted accounting principles, for the fourth quarter of 2002 of $36 million or 18 cents per share, including unusual charges totaling 16 cents per share and gains on the sale of 126,000 acres of timberland of $41 million or 21 cents per share on proceeds of $85 million. Income was 13 cents per share or $27 million, without unusual charges or the benefits of timberland gains. Fourth quarter sales were $1.9 billion.

The following table is a reconciliation of reported net income (loss) to adjusted income, before the effect of certain items.

(Unaudited, net of taxes)	4th Qtr 2002 EPS		4th Qtr 2002 ($ millions)		Full Year EPS		Full Year ($ millions)
Net income (loss)		$.18		$36		$(2.02)		$(389)
Unusual charges
Discontinued operations	$.03		$ 5		$ .18		$34
Restructuring and merger related expenses	.11		23.49				95
Early retirement of debt	.02		4.02				4
Goodwill impairment	-		-		1.83		352
Total unusual charges		$.16		$32		$2.52		$485

Income before unusual items		$.34		$68		$ .50		$ 96
Gains on sales of timberland		(.21)		(41)		(.34)		(65)
Adjusted income		$.13		$27		$.16		$ 31

For the full year 20021, the company reported sales of $7.2 billion and a net loss, in accordance with generally accepted accounting principles, of $2.02 per share, which included the net after-tax cost of specific items of $2.18 per share. These items included: gains on the sale of 186,000 acres of timberland of $65 million or 34 cents per share on proceeds of $134 million; a loss from discontinued operations of 18 cents per share from the sale of the Stevenson, Alabama, mill and related assets, an accounting charge for the impairment of goodwill (due to the initial adoption of SFAS No. 142) of $1.83 per share, recognized as of January 1, 2002; nonrecurring restructuring and merger-related expenses of 49 cents per share and costs due to the early retirement of debt of 2 cents per share.

"During the year we generated $191 million in synergies, over $100 million ahead of our original target of $90 million. Today we are raising our 2003 synergy goal to $360 million," said John A. Luke, Jr., chairman, president and chief executive officer. "We will achieve our full merger integration synergies a year ahead of our original schedule. These synergies reflect meaningful actions taken since the merger was announced, including shutting down six paper machines, consolidating the data centers, closing a research center, divesting assets and reducing our workforce by approximately 4,000 positions."

"All of our businesses are benefiting from reduced operating costs from merger-related synergies. Confidence in the potential of our global packaging platform continues to grow. The Packaging segment's results reflect the benefit of lower costs and, more importantly, excellent fourth quarter revenues of $1 billion driven by higher shipments and revenue growth in our consumer packaging businesses," said Mr. Luke. "Paper results benefited from significant cost reductions and year over year results improved despite lower selling prices for coated paper. Restructuring actions we have taken represent substantial progress towards our goal of becoming the most efficient producer of high-quality coated paper in North America. Consumer & Office Products results improved due in part to much lower costs from facility closures and restructuring over the last several years."

Pro forma references contained within this release are intended to reflect combined operations of Mead and Westvaco as if the merger had been in effect in 2001.

Packaging

In the Packaging segment, operating profit for the fourth quarter, a seasonally weaker period for most of the segment's operations, was $110 million, up from the prior year pro forma operating profit of $42 million. The improvement reflected higher shipments for paperboard grades, no market-related downtime, lower mill operating costs resulting from merger synergies, the elimination of goodwill amortization and improved pricing for some grades of paperboard. Operating profit in the segment's consumer packaging businesses was higher than the prior year due to stronger sales, aided by successful new packaging for cosmetics, media and pharmaceutical products, and reduced operating costs. Performance for the beverage packaging systems business also improved over the prior year as a result of lower costs, improved productivity and favorable exchange rates. Results for the company's Brazilian packaging company, Rigesa Ltda., improved over the prior year due to higher shipments and improved prices, which were offset somewhat by weaker exchange rates. Sales for the Packaging segment for the fourth quarter were $1 billion, compared to the prior year pro forma sales of $862 million.

Packaging segment operating profit improved over third quarter results of $88 million as seasonal strength in consumer packaging, cost efficiencies and lower maintenance expense more than offset seasonally lower shipments of most paperboard grades.

Full year operating profit in the Packaging segment was $316 million, up from the prior year pro forma operating profit of $246 million, due to higher bleached board and linerboard shipments, less market-related downtime and lower operating costs offsetting lower paperboard prices. Operating results for the consumer packaging businesses improved significantly due to improved product mix, strong cosmetics and media and entertainment sales, and improved operating efficiencies. Results for beverage packaging systems and Rigesa Ltda. also improved over the prior year. Segment sales for the full year were $3.7 billion, compared to the prior year pro forma sales of $3.6 billion.

Paper

The Paper segment reported a loss for the fourth quarter of $11 million, an improvement over the prior year pro forma loss of $22 million, due to the benefits of lower market-related downtime, the significant consolidation of facilities and equipment and workforce reductions over last year. These benefits were somewhat offset by lower coated paper prices and shipments. Shipments of carbonless paper declined slightly; prices were unchanged from the prior year. Segment sales for the fourth quarter were $553 million, compared to prior year pro forma sales of $566 million.

Compared to the third quarter, the Paper segment operating loss increased from $3 million as a result of seasonally weaker shipments for coated and carbonless paper and less favorable operating performance. Prices for coated paper increased for some grades in the quarter but the benefit was offset by higher returns and allowances and a weaker product mix.

Full year results for the Paper segment were a loss of $71 million, compared to the prior year pro forma loss of $47 million, due to a decline in prices and shipments of coated and carbonless paper, somewhat offset by lower operating costs and manufacturing efficiencies resulting from merger synergies. Segment sales for the full year were $2.1 billion, compared to the prior year pro forma sales of $2.5 billion.

Consumer & Office Products

In Consumer & Office Products, fourth quarter operating profit was $32 million, up from the prior year pro forma results of $5 million. Pro forma results in 2001 included $13 million of bad debt expense and goodwill amortization that were not included in 2002. The additional improvement is largely due to facility closures and divestitures. Segment sales of $247 million declined from pro forma sales of $262 million in the fourth quarter of 2001 primarily as a result of these actions as well as a movement away from lower margin commodity product lines. Sales were seasonally lower than the third quarter.

Full year operating profit in the Consumer & Office Products segment was $131 million, compared to pro forma operating profit of $88 million in 2001 due to the items noted above affecting fourth quarter results as well as lower product obsolescence and sales-related expenses. Sales for the full year of $1.1 billion declined from pro forma sales of $1.2 billion during the prior year, primarily due to revenues lost through the sale of some divested business units and lower sales of commodity products.

Specialty Chemicals

In the Specialty Chemicals segment, reported profit for the fourth quarter was $12 million, compared to the prior year reported profit of $14 million. Sales were higher for automotive carbons, some ink resins and asphalt emulsifiers, and weaker in some industrial chemicals markets. Energy and operating costs were lower. Segment results declined seasonally from the third quarter. Fourth quarter sales of $83 million improved over prior year sales of $79 million.

Full year reported profit in the Specialty Chemicals segment was $57 million, compared to prior year reporting profit of $61 million. Sales and prices were lower in some industrial chemicals markets, while market conditions improved for automotive carbons, dye dispersants, asphalt and some ink resins, and operating costs were lower. Sales for the full year of $343 million increased over prior year sales of $341 million.

Other Items

  Depreciation, depletion and amortization expense was $674 million in 2002 and is estimated to be $700 million in 2003.
  Capital expenditures (including rental equipment and capitalized software) were $424 million in 2002 and are estimated to be $500 million in 2003.
  Fourth quarter pension income was $31 million pretax, full year pension income was $124 million pretax and 2003 pension income is estimated to be $65 million pretax.
  Debt to capital at the end of the year was 48.8%, excluding deferred taxes. Adjusting for cash held for debt retirement, debt to capital is 47.3%.

During the quarter, earnings benefited from adjustments to inventory primarily related to LIFO (last in-first out), and other adjustments, partially offset by increased benefit accruals principally related to healthcare costs and workers' compensation.

Outlook

"With the significant restructuring actions taken thus far, the opportunities to improve our business performance continue to be compelling," said Mr. Luke. "MeadWestvaco is better positioned to improve our profitability in 2003, independent of a global rebound. Our excellent balance sheet, commitment to disciplined capital spending, continued synergy realization and ongoing timber divestitures should enable us to honor our attractive dividend, and reduce debt while building financial flexibility through improved cash flow."

"Equally important, the company's very successful integration gives us increased confidence in realizing the full measure of the combined business platform. We see excellent potential ahead for our global packaging business which combines the resources of a strong international customer base, world-class assets and diverse skills in design, materials, converting and machinery systems," Mr. Luke said. "Additionally, in the Paper, Consumer & Office Products and Specialty Chemicals segments, our high-quality products, customer focus and increased efficiencies will continue to position our products as market leaders."

Conference Call

MeadWestvaco will host a fourth quarter analyst conference call today at 10:00 a.m. (EST) with access available via Internet and telephone. Investors may participate in the live conference call by dialing 800 593 0644 (toll-free domestic) or 484 630 9957 (international), passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. Parties interested in accessing the live conference call on the web, as well as the presentation slides, should connect to MeadWestvaco's website at http://www.meadwestvaco.com/invest/index.html. After connecting to this page, look for a link with instructions to access the webcast in listen and view mode. Please go to the website at least one hour prior to the call to register, download and install any necessary audio software. The webcast will be available for replay starting at noon on today, and will be archived for one month.

A replay of the call will be available via the telephone starting at noon (EST) on today, and will remain available until 4:00 p.m. (EST) on February 26, 2003. The replay may be accessed by calling 800 294 5098 (toll-free domestic) or 402 220 9782 (international).

Company Profile

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products and specialty chemicals. The company operates in 33 countries and, in nearly 100 nations, serves customers that are leaders in the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing markets. Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, Five Star® and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative (SFI). For more information, visit http://www.meadwestvaco.com.

1MeadWestvaco's financial results for the twelve months of 2002 include twelve months of operations for Westvaco Corporation and eleven months for the Mead Corporation compared with operations for Westvaco Corporation alone in 2001.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to integrate successfully and achieve the anticipated benefits of the transaction; competitive pricing for the company's products; changes in raw materials pricing, energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the U.S. and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation; currency movements and other risk factors discussed in the company's Form 10-K for the transition period ended December 31, 2001 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the Company's reports filed with the SEC.

Consolidated statements of operations
In millions, except per share data	Three months ended		Twelve months ended
(Unaudited)	December 31,		December 31,		October 31,
	2002	20011	20021	20011	20011
Sales	$1,893	$946	$7,242	$3,907	$3,935

Cost of products sold	1,575	859	6,201	3,308	3,274
Selling, research and administrative expenses	238	104	856	391	383
Other (income) expense, net	(64)	(12)	(109)	(36)	(48)
Interest expense	79	50	309	205	208
Income (loss) from continuing operations before income taxes	65	(55)	(15)	39	118
Income taxes (benefit)	24	(26)	(12)	(2)	30
Income (loss) from continuing operations	41	(29)	(3)	41	88
Loss from discontinued operations, net of tax2	(5)		(34)
Cumulative effect of accounting change3			(352)

Net income (loss)	$ 36	$ (29)	$ (389)	$ 41	$ 88

Income (loss) per share, basic and diluted4:
Continuing operations	$ .21	$ (.29)	$ (.01)	$.40	$ .87
Discontinued operations, net of tax2	(.03)		(.18)
Cumulative effect of accounting change			(1.83)
Net income (loss)	$.18	$ (.29)	$(2.02)	$.40	$ .87

Shares used to compute net income (loss) per share:
Basic	200.0	102.5	192.1	101.8	101.5
Diluted	200.0	102.5	192.1	101.8	101.6

1 MeadWestvaco's financial results for the twelve months of 2002 include twelve months of operations for Westvaco Corporation and eleven months for The Mead Corporation compared with operations for Westvaco Corporation alone in 2001.

2 Reflects disposition of the Mead domestic containerboard division in the third quarter of 2002.

3 At the end of the second quarter, the company recorded a goodwill impairment charge of $352 million, or $1.83 per share, which was reflected as a cumulative effect of a change in accounting principle as of January 1, 2002 in the connection with the adoption of SFAS 142. This charge had no tax benefit as the related goodwill cannot be deducted for tax purposes.

4 Impact of dilutive shares not included for twelve months ended December 31, 2002, and three months ended December 31, 2001 as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies
Consolidated balance sheets	At December 31	At December 31
In millions (Unaudited)	2002	2001
Assets
Cash and cash equivalents	$ 382	$ 102
Receivables, net	894	396
Inventories	1,002	435
Other current assets	163	101
Current assets	2,441	1,034

Plant and timberlands, net	7,834	4,236
Prepaid pension asset	970	800
Goodwill	743	561
Other assets	943	197
	$12,931	$6,828

Liabilities and shareholders' equity
Current liabilities	$ 1,630	$ 726
Long-term debt, excluding current portion	4,233	2,697
Deferred income taxes	1,757	1,007
Other long-term obligations	480	83
Shareholders' equity	4,831	2,315
	$12,931	$6,828

Business segment information
In millions (Unaudited)	Three months ended			Year ended
	December 31			December 31		October 31
	2002	2001	20011	20021	20011	20011
Sales		Pro forma3			Pro forma3
Packaging	$ 1,000	$ 862	$ 605	$3,707	$3,591	$2,503
Paper	553	566	163	2,101	2,508	716
Consumer & Office Products	247	262	89	1,053	1,205	358
Specialty Chemicals	83	79	79	343	341	348
Corporate and other	51	33	23	197	130	88
Total	1,934	1,802	959	7,401	7,775	4,013
Intersegment eliminations	(41)	(26)	(13)	(159)	(139)	(78)
Consolidated totals	$1,893	$1,776	$ 946	$7,242	$7,636	$3,935

Operating profit
Packaging	$ 110	$ 42	$ 21	$ 316	$ 246	$ 196
Paper	(11)	(22)	4	(71)	(47)	41
Consumer & Office Products	32	5	4	131	88	10
Specialty Chemicals	12	14	14	57	61	63
Corporate and other2	(78)	(170)	(98)	(448)	(416)	(192)
Consolidated totals	$ 65	$ (131)	$ (55)	$ (15)	$ (68)	$ 118

1 MeadWestvaco's financial results for the twelve months ended December 2002 include twelve months of operations for Westvaco Corporation and eleven months for The Mead Corporation compared with operations for Westvaco Corporation alone in 2001.

2 Corporate and other include the restructuring and merger related expenses.

3 The unaudited pro forma information for the three and twelve months ended December 31, 2001, reflects the results of continuing operations as if the business combination between Westvaco and Mead had been completed at the beginning of the periods presented and includes adjustments for depreciation, depletion and amortization for the increase of Mead's fixed and identified intangible assets to a fair market value basis. This selected unaudited pro forma combined financial information is included only for the purposes of illustration, and it does not necessarily indicate what the operating results would have been if the business combination between Westvaco and Mead had been completed at the beginning of the periods presented. Moreover, this information does not necessarily indicate what the future operating results of the company will be.

MeadWestvaco Corporation and consolidated subsidiary companies
Reconciliation of net income (loss) to adjusted income (loss)
(Unaudited)	Three months ended		Twelve months ended
(In millions, except per share amounts - all amounts after tax)	December 31,		December 31,
	2002	20011	20021	20011
Income (loss) from continuing operations	$41	$(29)	$ (3)	$ 41
Discontinued operations2	(5)		(34)
Cumulative effect of accounting change 3			(352)
Net income (loss)	$36	$(29)	$(389)	$ 41

Add: Discontinued operations2	5		34
Add: Restructuring and merger-related expenses	23	33	95	35
Add: Charge related to the early retirement of debt	4		4
Add: Goodwill impairment3			352
Deduct: Gains on sales of timberlands	(41)	(8)	(65)	(21)
Adjusted income (loss)	$ 27	$ (4)	$ 31	$ 55

Income (loss) per share, basic and diluted4:
Continuing operations	$ .21	$(.29)	$ (.01)	$ .40
Discontinued operations2	(.03)		(.18)
Cumulative effect of accounting change3			(1.83)
Net income (loss)	$ .18	$(.29)	$(2.02)	$ .40

Add: Discontinued operations2	.03		.18
Add: Restructuring and merger-related expenses	.11	.33	.49	.35
Add: Charge related to the early retirement of debt	.02		.02
Add: Goodwill impairment3			1.83
Deduct: Gains on sales of timberlands	(.21)	(.08)	(.34)	(.20)
Adjusted income (loss)	$ .13	$ (.04)	$ .16	$ .55

1 MeadWestvaco's financial results for the twelve months of 2002 include twelve months of operations for Westvaco Corporation and eleven months for The Mead Corporation compared with operations for Westvaco Corporation alone in 2001.

2 Reflects disposition of the Mead domestic containerboard division in the third quarter of 2002.

3At the end of the second quarter, the company recorded a goodwill impairment charge of $352 million, or $1.83 per share, which was reflected as a cumulative effect of a change in accounting principle as of January 1, 2002, in the connection with the adoption of SFAS 142. This charge had no tax benefit as the related goodwill cannot be deducted for tax purposes.

4 Impact of dilutive shares not included for twelve months ended December 31, 2002, and three months ended December 31, 2001, as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

# # #